Exhibit 99.1

Scholastic Reports Q4 And Fiscal 2020 Results

School Distribution Channels Significantly Impacted by COVID-19 Mandated School Closings

Trade Publishing Up 45% in Fourth Quarter on Strong Frontlist, Despite Bookstore Closures

Maintaining Strong Balance Sheet and Cash Position at Fiscal Year-End

$100 MM Cost Savings Actions Underway in FY2021

NEW YORK, July 23, 2020 /PRNewswire/ -- Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today reported financial results for the Company's fiscal fourth quarter and full year ended May 31, 2020.

Fiscal 2020 Review

In $ millions	Fiscal 2020		Fiscal 2019		FY20 vs. FY19
	4Q	FY	4Q	FY	4Q	FY
Revenues	$284.0	$1,487.1	$470.7	$1,653.9	($186.7)	($166.8)
Operating income (loss)	(46.2)	(88.5)	32.0	25.0	(78.2)	(113.5)
One-time items	(6.8)	(56.2)	(8.1)	(16.0)	na	na
Operating income (loss), excluding one-time items*	(39.4)	(32.3)	40.1	41.0	(79.5)	(73.3)
* Please refer to the non-GAAP financial tables attached

Revenues

As more than 120,000 U.S. schools serving 55 million students were closed from March through May, fourth quarter revenues fell $186.7 million, or 40%, versus the prior year period on a significantly lower number of school-based book clubs and book fairs events that led to a $151.7 million reduction in combined quarterly revenues in those two channels. School closings also adversely impacted the Company's international revenues ($37 million) and the U.S. education business ($23 million). These revenue declines in this important quarter were partially offset by a $25.0 million, or 45%, increase in domestic trade sales, anchored by a solid frontlist including the widely anticipated The Ballad of Songbirds and Snakes, the fourth title in The Hunger Games® series by Suzanne Collins, even as industry-wide bookstore sales declined as a result of brick-and-mortar store closures in the quarter.

Fiscal 2020 full-year revenues declined $166.8 million, or 10%, as compared to the prior year, to $1.49 billion.

Operating Income

Fourth quarter operating income fell $78.2 million, versus the prior year period, to an operating loss of $46.2 million. The fourth quarter decline in operating income was directly attributable to the pandemic-related drop in sales of $186.7 million, as well as approximately $19.9 million (net) in non-cash charges taken as a direct result of the pandemic, including increases in inventory and return reserves, customer bad debt, and vacation accruals. More than half of the year's operating losses came in the fourth quarter, a seasonally important quarter where the Company typically records the majority of its earnings and cash flow. Fiscal 2020 full-year operating income fell $113.5 million, as compared to the prior year, to an operating loss of $88.5 million, which included a $40.0 million non-cash write down of inventory in the Company's third fiscal quarter, as previously reported, and one-time severance charges of $13.1 million for the year. Excluding one-time items, the Company recorded an operating loss of $32.3 million in fiscal year 2020, versus operating income of $41.0 million in fiscal year 2019.

Chairman's Commentary

"In the fourth quarter, we took decisive action to mitigate the impact of COVID-19 on our operating income and cash flow, while continuing to support schools, teachers, parents and children as schools were closed in the U.S. and globally," said Richard Robinson, Chairman, President and Chief Executive Officer. "Responding to the revenue drop from school closings of $187 million, primarily from book clubs and book fairs, we focused on four key areas. First, we successfully drove a 45% increase in trade sales in the quarter, as children who could not access our in-school clubs and fairs found our books in stores and on-line, including favorite series like The Hunger Games, Dog Man®, The Baby-Sitters Club®, The Bad Guys™ and Wings of Fire™. Second, our new Scholastic Learn at Home hub, a free at-home digital learning tool for pre-K to Grade 6 and up, reached over 20 million families as they looked for support for home learning, paving the way for future revenue opportunities. Third, we successfully preserved cash through reducing inventory purchases, cutting capital spending, and suspending our stock buy-back program. And fourth, we slashed costs by more than $50 million in the quarter through closing distribution centers in highly impacted regions, scaling our operations to meet near-term business needs, and reducing labor costs. We ended the fiscal year with a strong balance sheet, with over $175 million in net cash and stockholders' equity of approximately $1.2 billion."

Mr. Robinson continued, "Scholastic has faced many challenges in its 100-year history and we have always emerged better and stronger. More than 90% of U.S. schools use Scholastic's products, and at this time of concern on school openings, we are acquiring information from school districts about starting dates, and whether classes will be in-person, remote, or hybrid. Whatever the format, schools will be able to turn to Scholastic for reading and information to combat children's learning loss. Scholastic is offering digital classroom magazines for use in school and at home, improved online ordering for parents seeking quality inexpensive books through book clubs, and Safe & Easy book fairs, which simplify planning and setup, as well as expanded virtual fairs. In short, we are flexibly modifying our familiar services to meet the needs for books and digital learning, whether in physical or virtual classrooms this fall."

Capital Position and Liquidity

At year-end, the Company's cash and cash equivalents exceeded total debt by $175.3 million, compared to $326.8 million a year ago. The lower net cash position reflects $62.7 million in capital spending on technology and other investments to strengthen the existing businesses and $28.5 million in pre-publication costs for the development of new titles and products. These capital and pre-publication investments, taken as a whole, were $41.9 million, or 31% below prior year's levels as the Company curtailed spending in light of the global pandemic in the last three months of the fiscal year. The lower net cash position at fiscal year-end also reflects the distribution of $20.8 million in dividends and the repurchase of $35.5 million of common stock over the course of the fiscal year, as compared to $8.5 million in share repurchases in the prior year period. The Company's open-market share buy-back program was put on hold in early March in the face of COVID-19 uncertainties.

Net cash provided by operating activities was $2.1 million in the current fiscal year compared to $116.4 million in fiscal 2019. The Company had a free cash use (a non-GAAP liquidity measure defined in the accompanying tables and reconciled to net cash use) of $89.1 million in the current fiscal year, compared to a free cash use of $12.4 million in fiscal 2019.

During the fiscal fourth quarter, the Company accessed its $375 million committed bank credit facility by taking a U.S. dollar LIBOR-based advance for $200 million as a precautionary measure. The resultant funds were placed in liquid investments and remain unused at this time. Based on its fiscal year-end cash position and access to capital, the Company believes it has significant cash reserves to support its FY2021 business plan. The Company's funding needs will be reassessed as new information on the COVID-19 impacted business and banking markets becomes available.

Fiscal 2021 Outlook and Cost Savings Initiatives

Scholastic is planning for a slower than normal start to the 2020-21 school year, with expectations for most schools to be open, but with a variety of in person, distance learning and hybrid options. As schools re-open, the Company expects strong demand for children's books delivered through book clubs and book fairs to schools and direct-to-home. We expect to have strong sales for our digital education programs, including classroom magazines, as schools look for digital learning tools to bridge the gap between home and school. The trade business is expected to remain strong with scheduled releases including Dog Man: Grime and Punishment by Publishers Weekly's 2019 Person of the Year, Dav Pilkey, as well as a new Pilkey series, Cat Kid Comic Club™, launching in the fall. The Ickabog®, the first new children's book by J.K. Rowling in 13 years will launch in November and new titles from other best-selling authors such as Tui T. Sutherland, Alan Gratz, Kelly Yang and Varian Johnson will appear throughout the year.

At the same time, Scholastic has already made significant progress in its cost savings program, with a target of reducing expenses by $100 million in fiscal 2021. The program is designed to preserve the Company's profitability and cash flow on likely lower revenues. The $100 million cost reduction plan focuses mainly on labor-related costs, as well as process improvements. These changes will provide the Company with increased flexibility to achieve higher operating leverage and adjust its cost structure to align with changes in volume. Additional details on these initiatives will be provided throughout the year.

In light of the evolving situation with school openings, the Company expects revenues in FY2021 to be slightly below FY2020 sales, offset by the Company's $100 million cost reduction plan which is currently being implemented.

Overall Results

In the fiscal fourth quarter of 2020, the Company recorded a loss before taxes of $47.4 million, versus earnings before taxes of $31.8 million in the prior year period. Adjusted EBITDA (a non-GAAP performance measure defined in the accompanying tables and reconciled to net income) for the fiscal fourth quarter of 2020 was a loss of $17.3 million, compared to Adjusted EBITDA of $61.2 million in the fourth quarter of 2019. For the fiscal year ended May 31, 2020, the Company had a loss before taxes of $89.7 million, including $40.0 million in non-cash inventory write-downs in the third quarter, compared to earnings before taxes of $26.0 million in the prior fiscal year. Fiscal 2020 full-year Adjusted EBITDA was $56.6 million, compared to $121.3 million in fiscal 2019. In both the fourth quarter and fiscal year 2020, the year-over-year reduction in Adjusted EBITDA primarily reflects the Company's lower operating results in the important fiscal fourth quarter, after adjusting for one-time non-cash items directly attributable to the coronavirus pandemic and governmental actions taken to limit its spread.

Earnings Per Share and Other Items

In the fiscal fourth quarter of 2020, the Company recorded a loss per diluted share of $0.38 compared to earnings per diluted share of $0.50 in the fiscal fourth quarter of 2019. Excluding one-time items, the current year's fiscal fourth quarter loss per diluted share was $0.23 versus earnings per diluted share of $0.84 in the prior year period. Full year fiscal 2020 loss per diluted share was $1.27 compared to earnings per diluted share of $0.43 in the prior year period. Excluding one-time items, fiscal 2020 full year loss per diluted share was $0.08 versus earnings per diluted share of $0.92 in fiscal 2019.

In fiscal 2020, the impact of foreign exchange on the Company's international businesses resulted in a $7.9 million reduction in revenues and a $0.3 million reduction in operating income versus the prior year period.

Segment Results

All comparisons detailed in this section refer to operating results for the fourth quarter and full year ended May 31, 2020 versus the fourth quarter and full year ended May 31, 2019.

Children's Book Publishing and Distribution

In $ millions	Fiscal 2020		Fiscal 2019		FY20 vs. FY19
	4Q	FY	4Q	FY	4Q	FY
Revenues
Book Clubs	$ 19.5	$ 156.8	$ 47.0	$ 212.4	$ (27.5)	$ (55.6)
Book Fairs	32.1	383.8	156.3	499.6	(124.2)	(115.8)
Trade	80.4	334.8	55.4	278.3	25.0	56.5
Total Revenue	132.0	875.4	258.7	990.3	(126.7)	(114.9)
Operating income (loss)	(46.5)	23.6	18.2	82.9	(64.7)	(59.3)

Fourth quarter 2020 revenues fell $126.7 million, or 49%, to $132.0 million, with significantly fewer book fairs and book clubs events held as a result of mandated coronavirus-related school closures in the last quarter of fiscal 2020, which resulted in a reduction in clubs and fairs revenues of 59% and 79%, respectively, versus the fourth quarter of the prior fiscal year. The drop in clubs and fairs revenues was partially offset by strong trade sales, which grew 45% in the fourth quarter as compared to the prior year period. Best-selling trade titles in the current fiscal year included The Ballad of Songbirds and Snakes (A Hunger Games Novel), Harry Potter and the Goblet of Fire: The Illustrated Edition; Dog Man: For Whom the Ball Rolls and Dog Man: Fetch-22, and Guts, a true story from Raina Telgemeier. The Company's Klutz® line of book plus activity kits, including LEGO® Chain Reactions and Klutz Maker Lab Rocks, Gems and Geodes, also performed well in the fourth quarter as parents searched for fun indoor activities to help their children practice STEAM skills, such as problem solving and basic engineering, while learning at home. Fiscal year 2020 revenues fell $114.9 million, or 12%, to $875.4 million reflecting the impact of the fourth quarter's results on the year. In the fourth quarter, Children's Book Publishing and Distribution recorded an operating loss of $46.5 million versus operating income of $18.2 million in the fourth quarter of fiscal 2019. The fourth quarter operating loss was directly attributable to the pandemic-related drop in sales and certain non-cash charges taken as a direct result of the pandemic. Fiscal 2020 segment operating income was $23.6 million, a reduction of $59.3 million, or 72%, compared to operating income of $82.9 million in fiscal 2019.

Education

In $ millions	Fiscal 2020		Fiscal 2019		FY20 vs. FY19
	4Q	FY	4Q	FY	4Q	FY
Revenue	$ 94.7	$ 287.3	$ 117.7	$ 297.4	$ (23.0)	$ (10.1)
Operating income (loss)	27.3	29.9	36.9	30.6	(9.6)	(0.7)

Fourth quarter 2020 revenues decreased by $23.0 million, or 20%, versus the comparable prior year period as a result of school closings. The decrease in fourth quarter revenue primarily impacted the Company's core instruction programs, while its Teaching Resources Jumbo Workbooks and Summer Express series, which offer skill-building activities for students learning from home, performed very well. For the fiscal year, segment revenue was $287.3 million, compared to $297.4 million a year ago, a decrease of $10.1 million, or 3%, reflecting the impact of the important fourth quarter's results on the fiscal year after trending higher in the first three quarters of the year. In the fourth quarter, Education recorded operating income of $27.3 million versus operating income of $36.9 million in the fourth quarter of fiscal 2019. Fiscal 2020 segment operating income was $29.9 million, a $0.7 million, or 2%, decrease versus the prior year, driven by the lower revenues in the final three months of the year.

International

In $ millions	Fiscal 2020		Fiscal 2019		FY20 vs. FY19
	4Q	FY	4Q	FY	4Q	FY
Revenue	$ 57.3	$ 324.4	$ 94.3	$ 366.2	$ (37.0)	$ (41.8)
Operating income (loss)	(10.8)	(6.5)	5.8	13.8	(16.6)	(20.3)
Operating income / (loss), excluding one-time items*	(9.1)	(4.8)	6.8	15.3	(15.9)	(20.1)
* Please refer to the non-GAAP financial tables attached

Fourth quarter 2020 segment revenues were down $37.0 million, or 39%, as compared to the fourth quarter of 2019, with lower sales in the Company's school-based clubs and fairs in its major markets, direct-to-consumer selling operations throughout Asia, and education business in China, all of which were impacted by actions taken to curtail the spread of the coronavirus in the current quarter. Fiscal 2020 revenue was $324.4 million, a $41.8 million, or 11%, decline from the prior year. Excluding the $7.9 million unfavorable impact of foreign exchange in the current fiscal year, segment revenues were $33.9 million lower in the current year. In the fourth quarter, International recorded an operating loss of $9.1 million versus operating income of $6.8 million in the fourth quarter of fiscal 2019, excluding one-time items in both periods, primarily reflecting the lower sales volumes based on the impact of COVID-19 in Asia, Canada, and the UK. Operating loss for the fiscal year was $4.8 million, excluding one-time charges of $1.7 million, a decrease of $20.1 million, as compared to operating income of $15.3 million in the prior year, which excluded one-time charges of $1.5 million, mainly the result of the lower revenues.

Overhead

In $ millions	Fiscal 2020		Fiscal 2019		FY20 vs. FY19
	4Q	FY	4Q	FY	4Q	FY
Overhead expense	$ 16.2	$ 135.5	$ 28.9	$ 102.3	$ 12.7	$ (33.2)
Overhead expense, excluding one-time items*	11.1	81.0	21.8	87.8	10.7	6.8
* Please refer to the non-GAAP financial tables attached

In the fourth quarter of fiscal 2020, overhead expense, excluding one-time items, was $11.1 million, a reduction of $10.7 million, or 49%, versus, $21.8 million of overhead expense, excluding one-time items, in the fourth quarter of fiscal 2019. The lower overhead expense in the fourth quarter of 2020 was directly attributable to cost savings actions taken to mitigate the impact of the coronavirus pandemic on the Company's profitability and cash position. Corporate overhead for the fiscal year was $81.0 million, excluding one-time, mostly non-cash items of $54.5 million, pre-tax, including a third quarter $40.0 million non-cash write down of inventory primarily resulting from lower anticipated activity in the Company's school channels, as well as $12.0 million in one-time severance, versus corporate overhead of $87.8 million recorded in the prior year, after excluding $14.5 million in one-time items. Excluding one-time items in both periods, the lower overhead expense in the current fiscal year was mainly due to lower technology-related spending.

Additional Information

To supplement our financial statements presented in accordance with GAAP, we include certain non-GAAP calculations and presentations including, as noted above, "Adjusted EBITDA" and "Free Cash Use". Please refer to the non-GAAP financial tables attached to this press release for supporting details on one-time items and the use of non-GAAP financial measures included in this release. This information should be considered as supplemental in nature and not as a substitute for the related financial information prepared in accordance with GAAP.

Conference Call

The Company will hold a conference call to discuss its results at 4:30 p.m. ET today, July 23, 2020. Scholastic's Chairman, President and CEO, Richard Robinson, and Kenneth Cleary, the Company's Chief Financial Officer, will moderate the call.

The conference call and accompanying slides will be webcast and accessible through the Investor Relations section of Scholastic's website, www.scholastic.com. Participation by telephone will be available by dialing (877) 654-5161 from within the U.S. or +1 (678) 894-3064 internationally. Shortly following the call, an archived webcast and accompanying slides from the conference call will also be posted at www.investor.scholastic.com. An audio-only replay of the call will be available by dialing (855) 859-2056 from within the U.S. or +1 (404) 537-3406 internationally, and entering access code 6783468. The recording will be available through Friday, July 31, 2020.

About Scholastic

For 100 years, Scholastic Corporation (NASDAQ: SCHL) has been encouraging the personal and intellectual growth of all children, beginning with literacy. Having earned a reputation as a trusted partner to educators and families, Scholastic is the world's largest publisher and distributor of children's books, a leading provider of literacy curriculum, professional services, and classroom magazines, and a producer of educational and entertaining children's media. The Company creates and distributes bestselling books and e-books, print and technology-based learning programs for pre-K to grade 12, and other products and services that support children's learning and literacy, both in school and at home. With 15 international operations and exports to 165 countries, Scholastic makes quality, affordable books available to all children around the world through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online. Learn more at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements relating to future periods. Such forward-looking statements are subject to various risks and uncertainties, including those arising from the continuing impact of COVID-19 related measures taken by governmental authorities or suppliers or other business providers which may curtail or otherwise adversely affect certain of the Company's business operations, and the conditions of the children's book and educational materials markets generally and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

SCHL: Financial

					Table 1
Scholastic Corporation
Consolidated Statements of Operations
(Unaudited)
(In $ Millions, except per share data)

	THREE MONTHS ENDED		TWELVE MONTHS ENDED
	05/31/20	05/31/19	05/31/20	05/31/19

Revenues	$284.0	$470.7	$1,487.1	$1,653.9

Operating costs and expenses:
Cost of goods sold	166.6	215.3	751.0	779.9
Selling, general and administrative expenses (1)	139.4	206.4	706.9	785.0
Bad debt expense	8.3	1.3	15.6	7.0
Depreciation and amortization	15.3	14.8	61.5	56.1
Asset impairments and write downs (2)	0.6	0.9	40.6	0.9

Total operating costs and expenses	330.2	438.7	1,575.6	1,628.9

Operating income (loss)	(46.2)	32.0	(88.5)	25.0

Interest income (expense), net	(0.9)	1.1	0.1	3.4
Other components of net periodic benefit (cost)	(0.3)	(0.3)	(1.3)	(1.4)
Gain (loss) on investments (3)	-	(1.0)	-	(1.0)

Earnings (loss) before income taxes	(47.4)	31.8	(89.7)	26.0

Provision (benefit) for income taxes(4)	(34.4)	13.9	(46.0)	10.4

Net income (loss)	(13.0)	17.9	(43.7)	15.6

Less: Net income (loss) attributable to noncontrolling interests	0.0	0.0	0.1	0.0

Net income (loss) attributable to Scholastic Corporation	($13.0)	$17.9	($43.8)	$15.6

Basic and diluted earnings (loss) per share of Class A and Common Stock (5)
Basic	($0.38)	$0.51	($1.27)	$0.44
Diluted	($0.38)	$0.50	($1.27)	$0.43

Basic weighted average shares outstanding	34,244	35,189	34,622	35,201
Diluted weighted average shares outstanding	34,244	35,652	34,622	35,772

(1)

In the three and twelve months ended May 31, 2020, the Company recognized pretax severance of $6.2 and $13.1, respectively. In the twelve months ended May 31, 2020, the Company recognized a pretax charge of $1.0 related to a settlement of an intellectual property producing agreement and a pretax settlement expense of $1.5 related to an alleged patent infringement claim. In the three and twelve months ended May 31, 2019, the Company recognized pretax severance of $3.4 and $6.5, respectively, pretax charges related to a legacy sales tax assessment of $3.8 and $8.1, respectively, and pretax branch consolidation costs of $0.0 and $0.5, respectively.

(2)

In the three and twelve months ended May 31, 2020, the Company recognized a pretax impairment charge of $0.6 related to an outdated technology platform in Canada. In the twelve months ended May 31, 2020, the Company recognized a pretax asset write down of $40.0 primarily resulting from lower anticipated requirements in the Company's club and fair channels. In the three and twelve months ended May 31, 2019, the Company recognized a pretax impairment charge of $0.9 related to legacy building improvements.

(3)

In the three and twelve months ended May 31, 2019, the Company recognized a pretax loss on investments of $1.0 related to the recognition of a foreign currency translation adjustment as a result of the acquisition of Make Believe Ideas Limited.

(4)

In the three and twelve months ended May 31, 2020, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $1.8 and $15.3, respectively. In the three and twelve months ended May 31, 2019, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $2.1 and $4.2, respectively, and income tax provision of $5.0 and $4.7, respectively, primarily related to the Company's state deferred tax balances.

(5)

Earnings (loss) per share are calculated on non-rounded net income (loss) and shares outstanding. Recalculating earnings per share based on numbers rounded to millions may not yield the results as presented.

									Table 2
Scholastic Corporation
Segment Results
(Unaudited)
(In $ Millions)

	THREE MONTHS ENDED				TWELVE MONTHS ENDED
	05/31/20	05/31/19	Change		05/31/20	05/31/19	Change

Children's Book Publishing and Distribution
Revenues
Book Clubs	$19.5	$47.0	($27.5)	(59%)	$156.8	$212.4	($55.6)	(26%)
Book Fairs	32.1	156.3	(124.2)	(79%)	383.8	499.6	(115.8)	(23%)
Consolidated Trade	80.4	55.4	25.0	45%	334.8	278.3	56.5	20%
Total revenues	132.0	258.7	(126.7)	(49%)	875.4	990.3	(114.9)	(12%)
Operating income (loss)	(46.5)	18.2	(64.7)		23.6	82.9	(59.3)	(72%)
Operating margin	-	7.0%			2.7%	8.4%

Education
Revenues	94.7	117.7	(23.0)	(20%)	287.3	297.4	(10.1)	(3%)
Operating income (loss)	27.3	36.9	(9.6)	(26%)	29.9	30.6	(0.7)	(2%)
Operating margin	28.8%	31.4%			10.4%	10.3%

International
Revenues	57.3	94.3	(37.0)	(39%)	324.4	366.2	(41.8)	(11%)
Operating income (loss)	(10.8)	5.8	(16.6)		(6.5)	13.8	(20.3)
Operating margin	-	6.2%			-	3.8%

Overhead expense	16.2	28.9	12.7	44%	135.5	102.3	(33.2)	(32%)

Operating income (loss)	($46.2)	$32.0	($78.2)		($88.5)	$25.0	($113.5)

						Table 3
Scholastic Corporation
Supplemental Information
(Unaudited)
(In $ Millions)

Selected Balance Sheet Items

		05/31/20	05/31/19

Continuing Operations
	Cash and cash equivalents	$393.8	$334.1
	Accounts receivable, net	239.8	250.1
	Inventories, net	270.6	323.7
	Accounts payable	153.6	195.3
	Accrued royalties	37.8	41.9
	Lines of credit and current portion of long-term debt	7.9	7.3
	Long-term debt	210.6	-
	Total debt	218.5	7.3
	Total finance lease liabilities	11.6	10.1
	Net debt (1)	(175.3)	(326.8)

Total stockholders' equity		1,180.6	1,272.8

Selected Cash Flow Items

		THREE MONTHS ENDED		TWELVE MONTHS ENDED
		05/31/20	05/31/19	05/31/20	05/31/19

	Net cash provided by (used in) operating activities	($41.9)	$55.9	$2.1	$116.4
	Cash acquired through acquisition	-	4.3	-	4.3
	Less: Additions to property, plant and equipment	14.3	24.0	62.7	95.0
	Pre-publication expenditures	7.0	5.8	28.5	38.1

	Free cash flow (use) (2)	($63.2)	$30.4	($89.1)	($12.4)

(1)

Net debt is defined by the Company as lines of credit and short-term debt plus long-term-debt, net of cash and cash equivalents. The Company utilizes this non-GAAP financial measure, and believes it is useful to investors, as an indicator of the Company's effective leverage and financing needs.

(2)

Free cash flow (use) is defined by the Company as net cash provided by or used in operating activities (which includes royalty advances) and cash acquired through acquisitions, reduced by spending on property, plant and equipment and prepublication costs. The Company believes that this non-GAAP financial measure is useful to investors as an indicator of cash flow available for debt repayment and other investing activities, such as acquisitions. The Company utilizes free cash flow as a further indicator of operating performance and for planning investing activities.

							Table 4
Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Excluding One-Time Items
(Unaudited)
(In $ Millions, except per share data)

	THREE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	05/31/20	items	One-time items	05/31/19	items	One-time items

Revenues	$284.0	$0.0	$284.0	$470.7	$0.0	$470.7

Operating costs and expenses:
Cost of goods sold	166.6	-	166.6	215.3	-	215.3
Selling, general and administrative expenses (1)	139.4	(6.2)	133.2	206.4	(7.2)	199.2
Bad debt expense	8.3	-	8.3	1.3	-	1.3
Depreciation and amortization	15.3	-	15.3	14.8	-	14.8
Asset impairments and write downs (2)	0.6	(0.6)	0.0	0.9	(0.9)	-

Total operating costs and expenses	330.2	(6.8)	323.4	438.7	(8.1)	430.6

Operating income (loss)	(46.2)	6.8	(39.4)	32.0	8.1	40.1

Interest income (expense), net	(0.9)	-	(0.9)	1.1	-	1.1
Other components of net periodic benefit (cost)	(0.3)	-	(0.3)	(0.3)	-	(0.3)
Gain (loss) on investments (3)	-	-	-	(1.0)	1.0	-

Earnings (loss) before income taxes	(47.4)	6.8	(40.6)	31.8	9.1	40.9

Provision (benefit) for income taxes(4)	(34.4)	1.8	(32.6)	13.9	(2.9)	11.0

Net income (loss)	(13.0)	5.0	(8.0)	17.9	12.0	29.9

Less: Net income (loss) attributable to noncontrolling interests	0.0	-	0.0	0.0	-	0.0

Net income (loss) attributable to Scholastic Corporation	($13.0)	$5.0	($8.0)	$17.9	$12.0	$29.9

Diluted earnings (loss) per share	($0.38)	$0.15	($0.23)	$0.50	$0.34	$0.84

	TWELVE MONTHS ENDED
	Reported	One-time	Excluding	Reported	One-time	Excluding
	05/31/20	items	One-time items	05/31/19	items	One-time items

Revenues	$1,487.1	$0.0	$1,487.1	$1,653.9	$0.0	$1,653.9

Operating costs and expenses:
Cost of goods sold	751.0	-	751.0	779.9	-	779.9
Selling, general and administrative expenses (1)	706.9	(15.6)	691.3	785.0	(15.1)	769.9
Bad debt expense	15.6	-	15.6	7.0	-	7.0
Depreciation and amortization	61.5	-	61.5	56.1	-	56.1
Asset impairments and write downs (2)	40.6	(40.6)	-	0.9	(0.9)	-

Total operating costs and expenses	1,575.6	(56.2)	1,519.4	1,628.9	(16.0)	1,612.9

Operating income (loss)	(88.5)	56.2	(32.3)	25.0	16.0	41.0

Interest income (expense), net	0.1	-	0.1	3.4	-	3.4
Other components of net periodic benefit (cost)	(1.3)	-	(1.3)	(1.4)	-	(1.4)
Gain (loss) on investments (3)	-	-	-	(1.0)	1.0	-

Earnings (loss) before income taxes	(89.7)	56.2	(33.5)	26.0	17.0	43.0

Provision (benefit) for income taxes(4)	(46.0)	15.3	(30.7)	10.4	(0.5)	9.9

Net income (loss)	(43.7)	40.9	(2.8)	15.6	17.5	33.1

Less: Net income (loss) attributable to noncontrolling interests	0.1	-	0.1	0.0	-	0.0

Net income (loss) attributable to Scholastic Corporation	($43.8)	$40.9	($2.9)	$15.6	$17.5	$33.1

Diluted earnings (loss) per share	($1.27)	$1.18	($0.08)	$0.43	$0.49	$0.92

(1)

In the three and twelve months ended May 31, 2020, the Company recognized pretax severance of $6.2 and $13.1, respectively. In the twelve months ended May 31, 2020, the Company recognized a pretax charge of $1.0 related to a settlement of an intellectual property producing agreement and a pretax settlement expense of $1.5 related to an alleged patent infringement claim. In the three and twelve months ended May 31, 2019, the Company recognized pretax severance of $3.4 and $6.5, respectively, pretax charges related to a legacy sales tax assessment of $3.8 and $8.1, respectively, and pretax branch consolidation costs of $0.0 and $0.5, respectively.

(2)

In the three and twelve months ended May 31, 2020, the Company recognized a pretax impairment charge of $0.6 related to an outdated technology platform in Canada. In the twelve months ended May 31, 2020, the Company recognized a pretax asset write down of $40.0 primarily resulting from lower anticipated requirements in the Company's club and fair channels. In the three and twelve months ended May 31, 2019, the Company recognized a pretax impairment charge of $0.9 related to legacy building improvements.

(3)

In the three and twelve months ended May 31, 2019, the Company recognized a pretax loss on investments of $1.0 related to the recognition of a foreign currency translation adjustment as a result of the acquisition of Make Believe Ideas Limited.

(4)

In the three and twelve months ended May 31, 2020, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $1.8 and $15.3, respectively. In the three and twelve months ended May 31, 2019, the Company recognized a benefit for income taxes in respect to one-time pretax charges of $2.1 and $4.2, respectively, and income tax provision of $5.0 and $4.7, respectively, primarily related to the Company's state deferred tax balances.

			Table 5
Scholastic Corporation
Consolidated Statements of Operations - Supplemental
Adjusted EBITDA
(Unaudited)
(In $ Millions)

	THREE MONTHS ENDED
	05/31/20	05/31/19

Earnings (loss) before income taxes as reported	($47.4)	$31.8
One-time items before income taxes	6.8	9.1
Earnings (loss) before income taxes excluding one-time items	(40.6)	40.9

Interest (income) expense	0.9	(1.1)
Depreciation and amortization(1)	15.9	15.6
Amortization of prepublication costs	6.5	5.8

Adjusted EBITDA(2)	($17.3)	$61.2

	TWELVE MONTHS ENDED
	05/31/20	05/31/19

Earnings (loss) before income taxes as reported	($89.7)	$26.0
One-time items before income taxes	56.2	17.0
Earnings (loss) before income taxes excluding one-time items	(33.5)	43.0

Interest (income) expense	(0.1)	(3.4)
Depreciation and amortization(1)	64.0	59.3
Amortization of prepublication costs	26.2	22.4

Adjusted EBITDA(2)	$56.6	$121.3

(1)

For the three and twelve months ended May 31, 2020, amounts include depreciation of $0.5 and $2.2, respectively, recognized in cost of goods sold, amortization of deferred financing costs of $0.1 and $0.3, respectively, and amortization of capitalized cloud software of $0.0 recognized in selling, general and administrative expenses. In the three and twelve months ended May 31, 2019, amounts include depreciation of $0.7 and $2.9, respectively, recognized in cost of goods sold, and amortization of deferred financing costs of $0.1 and $0.3, respectively, recognized in selling, general and administrative expenses.

(2)

Adjusted EBITDA is defined by the Company as earnings (loss), excluding one-time items, before interest, taxes, depreciation and amortization. The Company believes that Adjusted EBITDA is a meaningful measure of operating profitability and useful for measuring returns on capital investments over time as it is not distorted by unusual gains, losses, or other items.

								Table 6
Scholastic Corporation
Segment Results - Supplemental
Excluding One-Time Items
(Unaudited)
(In $ Millions)

		THREE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		05/31/20	items	One-time items	05/31/19	items	One-time items

	Children's Book Publishing and Distribution
	Revenues
	Book Clubs	$19.5		$19.5	$47.0		$47.0
	Book Fairs	32.1		32.1	156.3		156.3
	Consolidated Trade	80.4		80.4	55.4		55.4
	Total Revenues	132.0		132.0	258.7		258.7
	Operating income (loss)	(46.5)	-	(46.5)	18.2	-	18.2
	Operating margin	-		-	7.0%		7.0%

	Education
	Revenues	94.7		94.7	117.7		117.7
	Operating income (loss)	27.3	-	27.3	36.9	-	36.9
	Operating margin	28.8%		28.8%	31.4%		31.4%

	International
	Revenues	57.3		57.3	94.3		94.3
	Operating income (loss) (1)	(10.8)	1.7	(9.1)	5.8	1.0	6.8
	Operating margin	-		-	6.2%		7.2%

	Overhead expense (2)	16.2	(5.1)	11.1	28.9	(7.1)	21.8

	Operating income (loss)	($46.2)	$6.8	($39.4)	$32.0	$8.1	$40.1

		TWELVE MONTHS ENDED
		Reported	One-time	Excluding	Reported	One-time	Excluding
		05/31/20	items	One-time items	05/31/19	items	One-time items

	Children's Book Publishing and Distribution
	Revenues
	Book Clubs	$156.8		$156.8	$212.4		$212.4
	Book Fairs	383.8		383.8	499.6		499.6
	Consolidated Trade	334.8		334.8	278.3		278.3
	Total Revenues	875.4		875.4	990.3		990.3
	Operating income (loss)	23.6	-	23.6	82.9	-	82.9
	Operating margin	2.7%		2.7%	8.4%		8.4%

	Education
	Revenues	287.3		287.3	297.4		297.4
	Operating income (loss)	29.9	-	29.9	30.6	-	30.6
	Operating margin	10.4%		10.4%	10.3%		10.3%

	International
	Revenues	324.4		324.4	366.2		366.2
	Operating income (loss) (1)	(6.5)	1.7	(4.8)	13.8	1.5	15.3
	Operating margin	-		-	3.8%		4.2%

	Overhead expense (2)	135.5	(54.5)	81.0	102.3	(14.5)	87.8

	Operating income (loss)	($88.5)	$56.2	($32.3)	$25.0	$16.0	$41.0

(1)

In the three and twelve months ended May 31, 2020, the Company recognized pretax severance of $1.1 and a pretax impairment charge of $0.6 related to an outdated technology platform in Canada. In the three and twelve months ended May 31, 2019, the Company recognized pretax severance of $1.0 and $1.0, respectively and pretax branch consolidation costs of $0.0 and $0.5, respectively.

(2)

In the three and twelve months ended May 31, 2020, the Company recognized  pretax severance of $5.1 and $12.0, respectively. In the twelve months ended May 31, 2020, the Company recognized a pretax asset write down of $40.0 primarily resulting from lower anticipated requirements in the Company's club and fair channels, a pretax charge of $1.0 related to a settlement of an intellectual property producing agreement and a pretax settlement expense of $1.5 related to an alleged patent infringement claim. In the three and twelve months ended May 31, 2019, the Company recognized pretax impairment charges of $0.9 related to legacy building improvements, pretax severance of $2.4 and $5.5, respectively, and pretax charges related to a legacy sales tax assessment of $3.8 and $8.1, respectively.

CONTACT: Scholastic Corporation, Investors: Gil Dickoff, (212) 343-6741 investor_relations@scholastic.com or Media: Brittany Sullivan, (212) 343-4848 bsullivan@scholastic.com